UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 30, 2002

PAYPAL, INC.
(Exact name of registrant as specified in its charter)

000-49603
(Commission File Number)

Delaware	77-0510487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Bryant Street
Mountain View, California 94041
(Address of principal executive offices, with zip code)

(650) 864-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address,
if changed since last report)

Item 5.  Other Events.

                Patent Litigation

On September 6, 2002, First USA Bank, N.A. filed a lawsuit for patent infringement against PayPal, Inc. in the United States District Court for the District of Delaware, Case File No. 02-CV-1462.  First USA is a national banking association with its principal place of business in Wilmington, Delaware and a subsidiary of Bank One Corporation.  The lawsuit claims that PayPal is infringing two U.S. patents owned by First USA:  U.S. Patent Number 6,227,447, entitled “Cardless Payment System,” and U.S. Patent Number 6,341,724, also entitled “Cardless Payment System.”  The First USA patents were issued on May 8, 2001 and January 29, 2002, respectively, and relate to a system and method for assigning an alias, such as a phone number and a personal identification number, to a credit card so as to eliminate the need for the physical presence of a card during a transaction.  First USA’s suit seeks to enjoin PayPal from offering services that infringe the patents and to obtain damages to compensate First USA for the alleged infringement.  First USA has not provided any information beyond the summary allegations in its lawsuit regarding how PayPal is infringing their patents.  PayPal is reviewing these patents and their prosecution history, and intends to contest the suit vigorously.

                Class Action Litigation—Ruling Against Enforceability of PayPal’s Arbitration Clause

As previously disclosed, PayPal is the subject of two class action lawsuits in the U.S. District Court for the Northern District of California alleging violations of the Electronic Fund Transfer Act (one of the suits also alleges other violations of law).  PayPal had moved the court for an order compelling individual arbitration of the claims asserted by the named plaintiffs, pursuant to the PayPal User Agreement, which requires that such disputes be resolved by individual arbitration of claims.  In a decision dated August 30, 2002, the District Court denied PayPal’s motion and ruled that the arbitration clause in PayPal’s User Agreement is not enforceable.  PayPal will continue to defend these lawsuits vigorously, and believes that it has meritorious defenses.  PayPal could also appeal the District Court's ruling.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYPAL, INC.

/s/ Roelof F. Botha

By: Roelof F. Botha
Date: September 12, 2002	Its: Chief Financial Officer